Stillwater Mining Company Signs New PGM Supply Agreements

      BILLINGS, Mont., Aug. 29 /PRNewswire-FirstCall/ -- Stillwater Mining Company (NYSE: SWC) announced today that it has amended the provisions of an existing PGM supply agreement and has signed a new agreement with one of its existing automotive industry customers extending a portion of Stillwater's sales commitments through 2012.

      The terms of the new agreements include:

      --    Stipulated monthly delivery commitments for palladium and rhodium;

      -- Some sourcing flexibility for Stillwater on palladium and rhodium deliveries;

      -- A guaranteed minimum floor price on all sales of palladium under the agreement; and

      -- A customer discount off the prevailing market price on all sales above the floor price.

      The agreement also provides the customer with an opportunity to elect increased delivery volumes of palladium and rhodium after 2010.

      Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of the Republic of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Website: http://www.stillwatermining.com.